EXHIBIT 21.1

LIST OF SUBSIDIARIES

SUBSIDIARY	LOCATION	BUSINESS	DATE	% OWNED

ADAPSYS Document Management LP	Winnipeg, Canada	ECM	August, 2005*	100%
ADAPSYS LP	Winnipeg, Canada	ECM	August, 2005*	100%
Novus Imaging Solutions, Inc.	Winnipeg, Canada	ECM	October, 2006*	100%
Blue Hill Data Services, Inc.	Pearl River, NY	IT Services	October, 2007*	100%
Digica, Inc.	Branchburg, NJ	IT Services	January, 2006*	100%
DocuCom Imaging Solutions Inc.	Toronto, Canada	ECM	June, 2007*	100%
Human Resource MicroSystems, Inc.	San Francisco, CA	HRO	June, 2007*	100%
Research Engineers, Europe Ltd.	Bristol, UK	Software Sales	1986#	100%
Research Engineers, GmbH	Herne, Germany	Software Sales	November, 1995*	100%
Research Engineers International Pte. Ltd.	Singapore	Software Sales	April, 2001#	100%
R-Cube Technologies, Inc.	Anaheim, CA	IT Services	February, 1999*#	100%
PacSoft Incorporated	Woodinville, WA	Software Sales	March, 1999*#	100%
NetGuru Systems, Inc.	Waltham, MA	IT Services	September, 1999*	100%
NetGuru Consulting, Inc.	Waltham, MA	IT Services	September, 1999*#	100%
Allegria Software, Inc.	Anaheim, CA	Software Sales	April, 2000*#	100%

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* Acquired; balance of subsidiaries were created.
# Inactive.